Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Nine Month Results
Richmond, VA February 2, 2022/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “Our operations produced solid results in the nine months ended December 31, 2021. We are especially pleased by the strong results from our Ingredients Operations segment. That segment is developing nicely and was bolstered by our acquisition of Shank’s Extracts, Inc. (“Shank’s”) on October 4, 2021. Shank’s adds valuable capabilities to the segment, including flavors and extracts, custom packaging, bottling, and product development.

“We continued to experience the impact of tobacco shipment timing on our results in the nine months and quarter ended December 31, 2021. Tobacco shipments through the nine months ended December 31, 2021, were lower, compared to the same period in fiscal year 2021, in part due to elevated tobacco shipments in the third quarter of fiscal year 2021 related to earlier customer mandated shipment timing. Logistical challenges due to continued limitations in worldwide shipping availability stemming from the ongoing COVID-19 pandemic also slowed tobacco shipments in the nine months ended December 31, 2021. However, despite the shipment timing variations and logistical challenges, we believe that our tobacco business remains robust with strong customer demand, and our uncommitted tobacco inventory levels remain well within our target range.

“Our businesses have performed well managing global supply chain constraints, particularly shipping availability. However, due to continued lack of containers, trucks, and vessels in certain geographies, we expect that some tobacco shipments from certain origins will be pushed into fiscal year 2023.

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Universal Corporation

“Inflationary pressures including higher freight and labor expenses have driven up our costs in both our tobacco and ingredients operations. We are also seeing higher raw materials costs for both tobacco and ingredients products, and we have been working diligently to build these increased costs into our product costs and customer contracts. Despite rising prices, we believe demand remains strong for both our tobacco and ingredients products. While it is still very early, we are also forecasting smaller crops in several key origins for fiscal year 2023.

“Sustainability has long been a core tenant of how we conduct our business, and we work to clearly communicate our sustainability goals and efforts. We published our fiscal year 2021 Sustainability Report in December 2021, and it is available on our website, www.universalcorp.com. We are excited about our measurable sustainability goals and targets outlined in the report and are committed to continue to build on our global sustainability programs to reinforce the sustainability of our supply chains.”

FINANCIAL HIGHLIGHTS
	Nine Months Ended December 31,		Change
(in millions of dollars, except per share data)	2021	2020	$	%

Consolidated Results
Sales and other operating revenue	$1,456.6	$1,365.8	$90.9	7%
Cost of goods sold	$1,170.0	$1,103.7	$66.3	6%
Gross Profit Margin	19.7%	19.2%		50 bps
Selling, general and administrative expenses	$175.5	$161.2	$14.4	9%
Restructuring and impairment costs	$10.5	$20.0	$(9.5)	(48)%
Operating income (as reported)	$103.2	$85.1	$18.1	21%
Adjusted operating income (non-GAAP)*	$116.5	$107.6	$8.9	8%
Diluted earnings per share (as reported)	$2.44	$1.94	$0.50	26%
Adjusted diluted earnings per share (non-GAAP)*	$2.76	$2.59	$0.17	7%
Segment Results
Tobacco operations sales and other operating revenues	$1,268.6	$1,278.8	$(10.2)	(1)%
Tobacco operations operating income	$105.6	$107.7	$(2.1)	(2)%
Ingredients operations sales and other operating revenues	$188.0	$86.9	$101.1	116%
Ingredient operations operating income	$10.6	$(4.7)	$15.3	325%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net income for the nine months ended December 31, 2021, was $60.8 million, or $2.44 per diluted share, compared with $48.0 million, or $1.94 per diluted share, for the nine months ended December 31, 2020. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $4.5 million and $0.17, respectively, for the nine months ended December 31, 2021, compared to the nine months ended December 31, 2020. Operating income of $103.2 million for the nine months ended December 31, 2021, increased by $18.1 million, compared to operating income of $85.1 million for the nine months ended December 31, 2020. Adjusted operating income, detailed in Other Items below, of $116.5 million increased by $8.9 million for the nine months ended December 31, 2021, compared to adjusted operating income of $107.6 million for the nine months ended December 31, 2020.

Net income for the quarter ended December 31, 2021, was $34.9 million, or $1.40 per diluted share, compared with $33.3 million, or $1.34 per diluted share, for the quarter ended December 31, 2020.
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Universal Corporation

Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share decreased by $9.7 million and $0.39, respectively, for the quarter ended December 31, 2021, compared to the quarter ended December 31, 2020. Operating income of $62.8 million for the quarter ended December 31, 2021, increased by $2.6 million, compared to operating income of $60.2 million for the quarter ended December 31, 2020. Adjusted operating income, detailed in Other Items below, of $74.9 million decreased by $10.4 million for the third quarter of fiscal year 2022, compared to adjusted operating income of $85.2 million for the third quarter of fiscal year 2021.

Consolidated revenues increased by $90.9 million to $1.5 billion for the nine months ended December 31, 2021, compared to the same period in fiscal year 2021, on the addition of the businesses acquired in the Ingredients Operations segment and a better product mix and higher sales prices in the Tobacco Operations segment. In the quarter ended December 31, 2021, consolidated revenues decreased by $20.3 million to $652.6 million, compared to the quarter ended December 31, 2020, on lower tobacco sales volumes offset in part by a better tobacco product mix and higher tobacco sales prices as well as the inclusion of the Shank’s acquisition in the Ingredients Operations segment.

TOBACCO OPERATIONS
Operating income for the Tobacco Operations segment decreased by $2.1 million to $105.6 million and by $14.3 million to $69.8 million, respectively, for the nine months and quarter ended December 31, 2021, compared to the same periods in fiscal year 2021. Tobacco Operations segment results declined largely due to tobacco shipment timing, partially offset by a favorable product mix consisting of a higher percentage of lamina tobacco as well as increased value-added services to customers in the nine months and quarter ended December 31, 2021, compared to the nine months and quarter ended December 31, 2020. Africa sales volumes were lower in the nine months and quarter ended December 31, 2021, compared to the same periods in fiscal year 2021, on smaller burley crops as well as slower shipment timing. Sales volumes for Brazil were lower in the nine months ended December 31, 2021, compared to the same period in the prior year, when high volumes of lower margin carryover tobaccos shipped. Vessel and container availability has also been limited in Brazil in fiscal year 2022, which has slowed shipments. In Asia, although trading volumes were down on high freight costs, our operations saw a more favorable product mix, as well as increased value-added services for customers during the nine months and quarter ended December 31, 2021, compared to the same periods in the prior fiscal year. Our operations in Europe experienced higher energy costs in the quarter and nine months ended December 31, 2021, compared to the same periods in the prior fiscal year. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the nine months and quarter ended December 31, 2021, compared to the nine months and quarter ended December 31, 2020, primarily due to unfavorable foreign currency exchange comparisons, mainly remeasurement. Revenues for the Tobacco Operations segment of $1.3 billion for the nine months and $578.0 million for the quarter ended December 31, 2021, were down $10.2 million and $45.8 million, respectively, compared to the same periods in the prior fiscal year, on lower sales volumes partially offset by a more favorable product mix as well as higher sales prices.

INGREDIENTS OPERATIONS
Operating income for the Ingredients Operations segment was $10.6 million and $3.5 million, respectively, for the nine months and quarter ended December 31, 2021, compared to operating losses of $4.7 million and $2.5 million, respectively, for the nine months and quarter ended December 31, 2020. Results for the segment include our October 2020 acquisition of Silva International, Inc. (“Silva”) and our October 2021 acquisition of Shank’s. For both the nine months and quarter ended December 31, 2021, our Ingredients Operations saw strong volumes in both human and pet food categories as well as some
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Universal Corporation

rebound in demand from sectors that have been impacted by the ongoing COVID-19 pandemic. In addition, the segment saw strong sales of organic-based products, certain dehydrated products, and flavors and extracts. Selling, general, and administrative expenses for the segment increased in the nine months and quarter ended December 31, 2021, compared to the same periods in the prior fiscal year, on the addition of the acquired businesses. Revenues for the Ingredients Operations segment increased by $101.1 million to $188.0 million and by $25.6 million to $74.6 million, respectively, for the nine months and quarter ended December 31, 2021, compared to the nine months and quarter ended December 31, 2020, primarily on the addition of the revenues for the acquired businesses.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19 and its subsequent variants, including imposing stay-at-home orders, closing “non-essential” businesses and their operations, and restricting international travel. We continue to closely monitor developments related to the ongoing COVID-19 pandemic and have taken and continue to take steps intended to mitigate the potential risks and impacts to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions during the pandemic with regard to employee and facility hygiene, imposed travel limitations on our employees, implemented work-from-home procedures, and we continue to assess and reevaluate protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the ongoing pandemic. To date, we have not experienced a material impact to our supply chain, although the ongoing COVID-19 pandemic resulted in delays in certain operations during fiscal year 2021. Since March 2020, we have at times also experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. We are currently seeing and monitoring some logistical constraints around worldwide vessel and container availability and increased costs stemming from the ongoing COVID-19 pandemic.

We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the ongoing COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations. We will take additional steps and reevaluate current protocols to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

OTHER ITEMS

Cost of goods sold in the nine months ended December 31, 2021, increased by 6% to $1.2 billion and decreased by 2% to $521.2 million in the quarter ended December 31, 2021, compared with the same periods in the prior fiscal year, as a result of the acquisitions in our Ingredients Operations segment as well as variances in volumes and product mix in the Tobacco Operations segment. Selling, general, and
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Universal Corporation

administrative costs for the nine months and quarter ended December 31, 2021, increased by $14.4 million to $175.5 million and by $0.9 million to $60.3 million, respectively, compared to the same periods in the prior fiscal year, on additional costs from the acquisitions in the Ingredients Operations segment as well as unfavorable foreign currency comparisons, mainly remeasurement, partially offset by lower compensation costs in the Tobacco Operations segment. Unfavorable foreign currency comparisons were approximately $11.5 million and $5.0 million, respectively, in the nine months and quarter ended December 31, 2021, compared to the same periods in the prior year. Interest expense for the nine months and quarter ended December 31, 2021, increased by $1.7 million to $20.8 million and by $0.7 million to $7.5 million, respectively, largely on higher average debt balances and interest rates.

For the nine months and quarter ended December 31, 2021, the Company’s effective tax rate on pre-tax income was 21.0% and 23.4% respectively. In the nine months ended December 31, 2021, the Company recognized a $1.7 million income tax benefit related to a final tax ruling at a foreign subsidiary and a $1.2 million benefit in the third fiscal quarter of 2022 due to finalizing the prior year U.S. tax return. Without these income tax benefits, the adjusted effective tax rate for the nine months and quarter ended December 31, 2021, would have been 24.2% and 25.5%, respectively.

For the nine months and quarter ended December 31, 2020, our consolidated effective tax rate was 18.6% and 26.5%, respectively. For the nine months ended December 31, 2020, income tax expense included a $4.4 million benefit for final tax regulations regarding the treatment of dividends paid by foreign subsidiaries and a $2.9 million benefit in the third fiscal quarter of 2021 due to amending and finalizing prior year U.S. tax returns. Without these income tax benefits, the consolidated effective tax rate for the nine months and quarter ended December 31, 2020, would have been approximately 29.3% and 31.7%, respectively.

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Universal Corporation

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended September 30,		Nine Months Ended December 31,
(in thousands)	2021	2020	2021	2020
As Reported: Consolidated operating income	$62,773	$60,186	$103,191	$85,065
Purchase accounting adjustment (1)	3,057	2,800	3,057	2,800
Transaction costs for acquisitions(2)	597	2,252	2,310	3,915
Restructuring and impairment costs(3)	8,433	19,979	10,457	19,979
Fair value adjustment to contingent consideration for FruitSmart acquisition(4)	—	—	(2,532)	(4,173)
Adjusted operating income	$74,860	$85,217	$116,483	$107,586

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
As Reported: Net income available to Universal Corporation	$34,940	$33,273	$60,807	$48,049
Purchase accounting adjustment (1)	2,415	2,800	2,415	2,800
Transaction costs for acquisitions(2)	482	2,252	2,195	3,915
Restructuring and impairment costs(3)	6,874	16,100	7,879	16,100
Fair value adjustment to contingent consideration for FruitSmart acquisition(4)	—	—	(2,532)	(4,173)
Interest (income) expense related to tax matters at foreign subsidiaries	—	—	(470)	1,849
Income tax benefit on a final tax ruling (fiscal year 2022) and dividends paid from foreign subsidiaries (fiscal year 2021)(5)	—	—	(1,686)	(4,421)
Adjusted net income available to Universal Corporation	$44,711	$54,425	$68,608	$64,119

As reported: Diluted earnings per share	$1.40	$1.34	$2.44	$1.94
As adjusted: Diluted earnings per share	$1.80	$2.19	$2.76	$2.59
(1)The Company recognized an increase in cost of goods sold in the third quarters of fiscal year 2022 and 2021, relating to the expensing of fair value adjustments to inventory associated with the acquisition accounting for Shank's (effective October 4, 2021) and Silva (effective October 1, 2020). The adjustment related to the Silva acquisition is not deductible for U.S. income tax purposes.
(2)The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisitions of Shank's and Silva. A portion of these costs is not deductible for U.S. income tax purposes..
(3)Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share. See Note 4 for additional information.
(4)The Company reversed the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.
(5)The Company recognized tax benefits related to a favorable final income tax ruling at a foreign subsidiary (fiscal year 2022) and final U.S. tax regulations on certain dividends paid by foreign subsidiaries (fiscal year 2021).
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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation and other stakeholder expectations; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2021. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on February 2, 2022, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through May 2, 2022. A taped replay of the call will be available through February 15, 2022, by dialing (866) 813-9403. The confirmation number to access the replay is 603209.

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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as flavorings and extracts for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$652,644	$672,931	$1,456,628	$1,365,767
Costs and expenses
Cost of goods sold	521,171	533,431	1,169,999	1,103,744
Selling, general and administrative expenses	60,267	59,335	175,513	161,152
Other income	—	—	(2,532)	(4,173)
Restructuring and impairment costs	8,433	19,979	10,457	19,979
Operating income	62,773	60,186	103,191	85,065
Equity in pretax earnings (loss) of unconsolidated affiliates	2,084	1,506	5,056	2,089
Other non-operating income (expense)	56	30	158	(8)
Interest income	209	2	799	262
Interest expense	7,462	6,735	20,800	19,140
Income before income taxes and other items	57,660	54,989	88,404	68,268
Income taxes	13,505	14,548	18,582	12,678
Net income	44,155	40,441	69,822	55,590
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	(9,215)	(7,168)	(9,015)	(7,541)
Net income attributable to Universal Corporation	$34,940	$33,273	$60,807	$48,049

Earnings per share:
Basic	$1.41	$1.35	$2.46	$1.95
Diluted	$1.40	$1.34	$2.44	$1.94

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2021	2020	2021
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$99,305	$95,405	$197,221
Accounts receivable, net	400,132	354,676	367,482
Advances to suppliers, net	126,830	102,795	121,618
Accounts receivable—unconsolidated affiliates	1,909	6,197	584
Inventories—at lower of cost or net realizable value:
Tobacco	855,587	814,287	640,653
Other	161,704	144,333	145,965
Prepaid income taxes	23,590	18,174	15,029
Other current assets	76,255	68,928	66,806
Total current assets	1,745,312	1,604,795	1,555,358

Property, plant and equipment
Land	24,752	22,499	22,400
Buildings	296,642	268,377	284,430
Machinery and equipment	662,504	662,854	658,826
	983,898	953,730	965,656
Less accumulated depreciation	(636,042)	(621,928)	(616,146)
	347,856	331,802	349,510
Other assets
Operating lease right-of-use assets	34,139	34,717	31,230
Goodwill, net	214,023	180,655	173,051
Other intangibles, net	95,790	74,710	72,304
Investments in unconsolidated affiliates	81,040	85,610	84,218
Deferred income taxes	15,676	22,281	12,149
Pension asset	13,495	—	11,950
Other noncurrent assets	46,197	54,071	52,154
	500,360	452,044	437,056

Total assets	$2,593,528	$2,388,641	$2,341,924

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	December 31,	March 31,
	2021	2020	2021
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$252,609	$129,603	$101,294
Accounts payable and accrued expenses	221,374	156,421	139,484
Accounts payable—unconsolidated affiliates	8,788	7,416	1,282
Customer advances and deposits	26,341	14,498	8,765
Accrued compensation	18,803	22,744	29,918
Income taxes payable	10,742	6,650	4,516
Current portion of operating lease liabilities	9,128	9,014	7,898
Current portion of long-term debt	—	—	—
Total current liabilities	547,785	346,346	293,157

Long-term debt	518,547	518,047	518,172
Pensions and other postretirement benefits	52,624	66,764	57,637
Long-term operating lease liabilities	22,612	22,709	19,725
Other long-term liabilities	49,235	71,346	59,814
Deferred income taxes	43,483	46,414	44,994
Total liabilities	1,234,286	1,071,626	993,499

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,607,384 shares issued and outstanding at December 31, 2021 (24,514,867 at December 31, 2020 and 24,514,867 at March 31, 2021)	330,306	325,350	326,673
Retained earnings	1,090,110	1,067,437	1,087,663
Accumulated other comprehensive loss	(104,412)	(122,262)	(107,037)
Total Universal Corporation shareholders' equity	1,316,004	1,270,525	1,307,299
Noncontrolling interests in subsidiaries	43,238	46,490	41,126
Total shareholders' equity	1,359,242	1,317,015	1,348,425

Total liabilities and shareholders' equity	$2,593,528	$2,388,641	$2,341,924

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Nine Months Ended December 31,
	2021	2020
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$69,822	$55,590
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	39,110	32,626
Net provision for losses (recoveries) on advances to suppliers	2,864	2,753
Foreign currency remeasurement (gain) loss, net	6,829	(8,823)
Foreign currency exchange contracts	1,980	(7,723)
Restructuring and impairment costs	10,457	19,979
Restructuring payments	(3,787)	(5,179)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	(2,532)	(4,173)
Other, net	1,814	5,260
Changes in operating assets and liabilities, net	(178,133)	(51,687)
Net cash provided (used) by operating activities	(51,576)	38,623

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(39,831)	(33,794)
Purchase of business, net of cash held by the business	(102,462)	(161,095)
Proceeds from sale of property, plant and equipment	12,609	4,086
Other	—	(800)
Net cash used by investing activities	(129,684)	(191,603)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	151,413	57,207
Issuance of long-term debt	—	150,000
Dividends paid to noncontrolling interests	(6,733)	(3,695)
Dividends paid on common stock	(57,241)	(56,301)
Other	(3,264)	(1,949)
Net cash provided (used) by financing activities	84,175	145,262

Effect of exchange rate changes on cash, restricted cash and cash equivalents	(831)	1,693
Net decrease in cash, restricted cash and cash equivalents	(97,916)	(6,025)
Cash, restricted cash and cash equivalents at beginning of year	203,221	107,430

Cash, restricted cash and cash equivalents at end of period	$105,305	$101,405

Supplemental Information:
Cash and cash equivalents	$99,305	$95,405
Restricted cash (Other noncurrent assets)	6,000	6,000
Total cash, restricted cash and cash equivalents	$105,305	$101,405

See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands, except share and per share data) (Unaudited)	2021	2020	2021	2020

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$34,940	$33,273	$60,807	$48,049

Denominator for basic earnings per share
Weighted average shares outstanding	24,792,108	24,677,122	24,761,290	24,646,342

Basic earnings per share	$1.41	$1.35	$2.46	$1.95

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$34,940	$33,273	$60,807	$48,049

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,792,108	24,677,122	24,761,290	24,646,342
Effect of dilutive securities
Employee and outside director share-based awards	156,983	141,796	151,354	118,097
Denominator for diluted earnings per share	24,949,091	24,818,918	24,912,644	24,764,439

Diluted earnings per share	$1.40	$1.34	$2.44	$1.94

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

As a result of recent acquisitions of plant-based ingredients companies, during the three months ended December 31, 2020 management evaluated the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. This assessment included an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, flavors, and extracts. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures flavors and extracts and also offers bottling and custom packaging for customers. In fiscal year 2021, the Company announced the wind-down of CIFI, a greenfield operation that primarily manufactured both dehydrated and liquid sweet potato products.
The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands of dollars)	2021	2020	2021	2020

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$578,002	$623,852	$1,268,610	$1,278,844
Ingredients Operations	74,642	49,079	188,018	86,923
Consolidated sales and other operating revenues	$652,644	$672,931	$1,456,628	$1,365,767

OPERATING INCOME
Tobacco Operations	$69,796	$84,122	$105,599	$107,658
Ingredients Operations	3,494	(2,451)	10,573	(4,698)
Segment operating income	73,290	81,671	116,172	102,960
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(2,084)	(1,506)	(5,056)	(2,089)
Restructuring and impairment costs (2)	(8,433)	(19,979)	(10,457)	(19,979)
Add: Other income (loss)(3)	—	—	2,532	4,173
Consolidated operating income	$62,773	$60,186	$103,191	$85,065

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.
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Universal Corporation

(3)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart.

NOTE 4.  RESTRUCTURING AND IMPAIRMENT COSTS

Universal continually reviews its business for opportunities to realize efficiencies, reduce costs, and realign its operations in response to business changes. Restructuring and impairment costs are periodically incurred in connection with those activities.
Tobacco Operations
As a result of efforts to exit the idled tobacco operations in Tanzania, the Company reevaluated the carrying values of property, plant, and equipment associated with the Tanzania operations. During the three months ended December 31, 2021, the Company determined the carrying value exceeded the estimated fair value of those assets and recognized a $9.4 million impairment charge.
During the three and nine months ended December 31, 2021, the Company also incurred $0.6 million and $2.2 million of termination costs for the Tobacco Operations segment, respectively.
During the three and nine months ended December 31, 2020, the Company incurred $2.6 million of termination and impairment costs associated with restructuring of tobacco buying and administrative operations in Africa, as well as a $0.9 million charge for the liquidation of an idled service entity in Tanzania, and $0.4 million of termination costs in North America.
Ingredients Operations
During the nine months ended December 31, 2020, the Company committed to a plan to wind-down its subsidiary, Carolina Innovative Food Ingredients, Inc. ("CIFI"), a sweet potato processing operation located in Nashville, North Carolina. The CIFI operation was a start-up project initially undertaken by the Company in fiscal year 2015. The decision to wind down CIFI was consistent with the Company’s capital allocation strategy to focus on delivering shareholder value through building and enhancing a plant-based ingredients platform, which includes integrating and exploring the synergies of recently acquired businesses. The Company determined that CIFI was not a strategic fit for the platform’s long-term objectives. CIFI’s single-product focused processing facility and ongoing international pricing pressures, among other factors, created challenges that proved insurmountable. As a result of the decision to wind down the CIFI operations, the Company paid termination benefits totaling approximately $0.6 million to employees whose permanent positions were eliminated. In addition to the termination costs, the Company recognized various other costs associated with the wind-down of the CIFI facility. These costs include impairments of property, plant, and equipment (including the factory building), as well as inventory and supply write-downs. The total restructuring and impairment charge for the nine months ended December 31, 2020 for the CIFI operations wind-down was $16.1 million.
During the nine months ended December 31, 2021, the Company recognized $1.2 million of net gains on the sale of the remaining property, plant, and equipment associated with the wind-down of the CIFI operations that was announced in fiscal year 2021.
A summary of the restructuring and impairment costs recorded for the three and nine months ended December 31, 2021 and December 31, 2020 were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
(in thousands)	2021	2020	2021	2020

Restructuring costs:
Employee termination benefits	$627	$2,625	$2,174	$2,625
Other	—	1,766	(24)	1,766
Total restructuring costs	627	4,391	2,150	4,391
Impairment costs:
Property, plant and equipment	7,806	13,886	8,307	13,886
Inventory	—	1,702	—	1,702
Total impairment costs	7,806	15,588	8,307	15,588
Total restructuring and impairment costs	$8,433	$19,979	$10,457	$19,979
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